AGREEMENT FOR SALE & PURCHASE OF SHARES

THIS AGREEMENT is made the 1st day of June, 2012

BETWEEN:	REBECCA MARIE ANDERSON of 2 Parkwood Place, TERRANORA NSW 2486

WITH:	ROBERT MARK STAPLETON of Unit 2, 43 Greenway Drive, TWEED HEADS SOUTH NSW 2486

WITH:	AIJA ANNELLI HABERMANN of Unit 2, 68 Charles Street, TWEED HEADS NSW 2485
(collectively “the Vendors")

AND:	PETER GORDON ANDERSON of 2 Parkwood Place, TERRANORA NSW 2486

WITH:	ROBERT MARK STAPLETON of Unit 2, 43 Greenway Drive, TWEED HEADS SOUTH NSW 2486

WITH:	SHANE JOHN HABERMANN of Unit 2, 68 Charles Street, TWEED HEADS NSW 2485
(collectively “the Directors")

AND:	NOVAGEN SOLAR INC of 284 West Millbrook Road, Raleigh, North Carolina, United States of America
("the Purchaser")

RECITALS:

A.	RENEGADE STREETWEAR PTY LTD A.C.N. 150 395 565 ("the Company") is a proprietary company of which the issued share capital comprises 553,840 (Five Hundred And Fifty Three Thousand Eight Hundred and Forty) ordinary shares.
B.	The Vendors are the registered holders of the issued shares of the Company (which shares are collectively called "the Shares").
C.	The Vendors have offered to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares from the Vendors upon the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement unless otherwise provided or unless there is something in the subject matter or context inconsistent therewith the expressions following have the definitions or meanings hereinafter respectively provided:

(a)	"this Agreement" means this Agreement and any other agreement expressed to be supplemental to this Agreement and all amendments to any such document;
(b)	"Business Day" means any day which is not a Saturday Sunday or public holiday in Brisbane;
(c)	"Completion" means completion of the sale and purchase of the Shares;
(d)	"Consideration" means the allotment to the Vendors in the Consideration Proportion of 400,000 (Four Hundred Thousand) free trading shares in the Purchaser;
(e)	"Consideration Proportion" means the proportion of Consideration which is to be allotted to each of the Vendors, as follows:

REBECCA MARIE ANDERSON of 2 Parkwood Place, TERRANORA NSW 2486: 20% (Twenty Per Cent)

ROBERT MARK STAPLETON of Unit 2, 43 Greenway Drive, TWEED HEADS SOUTH NSW 2486: 40% (Forty Per Cent)

AIJA ANNELLI HABERMANN of Unit 2, 68 Charles Street, TWEED HEADS NSW 2485: 40% (Forty Per Cent)

(f)	"Date for Completion" means the Business Day which is 71 days after date of execution of this Agreement or such earlier date which is agreed by the parties hereto;
(g)	"month" means a calendar month;
(h)	“writing” includes printing typing lithography and other modes of reproducing words in a visible form and "written" has a corresponding meaning.

1.2	Interpretation
(a)	Every agreement or obligation expressed or implied in this Agreement by which two or more persons agree or are bound shall (except where otherwise expressly stated) bind such persons jointly and each of them severally and every provision expressed or implied in this Agreement which applies to two or more persons shall (except where otherwise expressly stated) apply to such persons jointly and each of them severally.
(b)	Words denoting the singular number only shall include the plural and vice versa. Words importing the masculine or neuter gender include all other genders.
(c)	The headings in this Agreement are included for convenience only and shall not affect the construction of this Agreement.
(d)	Reference to statutes (whether particular reference to sections or generally) includes all statutes amending or consolidating or replacing the statutes referred to.
(e)	The expression "$" or "dollars" means Australian dollars.
2.	AGREEMENT FOR SALE AND PURCHASE

On execution of this Agreement by all parties it is agreed by them that the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the Shares free from all encumbrances for the Consideration and upon the terms and conditions set out in this Agreement.

3.	MANNER OF PROVISION OF CONSIDERATION
3.1	On Completion the Consideration shall be provided to the respective Vendors in the Consideration Proportion available to each of them as they or their solicitors shall in writing direct.
4.	SUBMISSION OF DOCUMENTS AND FURTHER ASSURANCES
4.1	The Purchaser shall prior to the Date for Completion and within such reasonable time as may allow Completion in terms of this Agreement deliver to the Vendors’ solicitors share transfers for the Shares and other documents requiring execution by the Vendors.
4.2	The Vendor shall cause to be provided all reasonable assistance prior to the Date for Completion for the Purchaser to undertake audit of the books of account of the Company for the twelve months period ended 31 December 2010 and for the twelve months period ended 31 December 2011.

4.3	Subject to provision to them of the Consideration on or before the Date for Completion the Vendors shall otherwise do all such acts and things and sign seal execute and perfect all such further or other documents conveyances and assurances as may be required for more perfectly securing title to the Shares to the Purchaser.
4.4	The Vendors agree they will not cause the termination of any Director or the appointment of any person as a director of officer of the Company prior to Completion.
4.5	Each of the Directors agrees to retain their position and office as Director and where applicable secretary of the Company until Completion.
5.	SETTLEMENT ARRANGEMENTS AND STATUTORY RESPONSIBILITIES OF THE COMPANY
5.1	Provided that the Purchaser shall have otherwise observed and performed all the agreements and provisions herein contained and on the part of the Purchaser to be observed and performed and upon provision of Consideration being made in accordance with the provisions of clause 3.1 the Vendors will at Completion:
(a)	deliver to the Purchaser properly executed transfers of the Shares in registrable form in favour of the Purchaser;
(b)	deliver to the Purchaser the share certificates relating to the Shares (free from all encumbrances) provided that if there are no share certificates issued in respect of any of the Shares or if any share certificate has been lost or destroyed the Purchaser will accept a statutory declaration by the secretary of the Company that no certificates have issued or a statutory declaration from the Vendors that the certificate has been lost or destroyed (stating the circumstances thereof so far as the same are known to the Vendors) and the contents of any such declaration shall be deemed to be warranties given by the Vendors in favour of the Purchaser;
(c)	deliver to the Purchaser all such other documents as shall be reasonably necessary to transfer to and vest the Shares in the Purchaser.

5.2	The Directors of the Company jointly and severally undertake to call and attend a relevant meeting immediately after Completion and tender their resignations as Directors and where applicable as secretary to the Company.
5.3	The Purchaser hereby undertakes to cause at least two persons to attend the said meeting and table consents to be appointed Directors and at least one of them a Secretary and Public Officer of the Company
5.4	The Vendors agree to vote for the Company to:-
(a)	accept the resignations as Directors and where applicable secretary; and
(b)	to elect those said two persons mentioned in sub clause 5.3 as Directors of the Company and one as Secretary and Public Officer; and
(c)	register the share transfers from the Vendors to the Purchaser.
5.5	The Vendors and the Directors agree that they shall cause all notices to be issued and such other things to be done as will allow that the meeting referred to in sub clause 5.2 shall proceed immediately after Completion.

6.	WARRANTIES AS TO SHARES
6.1	The Vendors and the Directors warrant and covenant with the Purchaser that:
(a)	the Shares have been validly issued and are fully paid up;
(b)	the Shares are not now and will not before Completion be subject to any lien, encumbrance or call;
(c)	the Vendors are now and will at all times before Completion be the beneficial owner of the Shares and have the full and unrestricted right and power to sell the same pursuant to this Agreement;
(d)	the Vendors are each entitled to and competent to sell and transfer the Shares;
(e)	no person has at the date of this Agreement or will have at any time before Completion an option to purchase the Shares or any of them and any person having any pre-emptive rights to purchase the Shares or any of them shall have waived such right;
(f)	none of the Shares is the subject of any current, threatened or foreshadowed litigation, claim, proceeding or prosecution;
(g)	the Vendors and the Directors have power to enter into and perform this Agreement.

7.	MUTUAL INDEMNITIES & RELEASES AND SUBSTITUTIONS OF GUARANTEES
7.1	The Vendors and the Directors jointly and severally covenant with the Purchaser to jointly and severally indemnify and hold indemnified the Purchaser from and against all losses damages claims demands actions judgments costs and expenses reasonably and lawfully suffered or incurred by the Purchaser by reason of the breach of any warranty hereby given or by reason of the failure of the Vendors or Directors or any one or more of them to observe perform and fulfil their obligations under this Agreement.
7.2	The Purchaser covenants with the Vendors that the Purchaser shall indemnify and hold indemnified the Vendors from and against all losses damages claims demands actions judgments costs and expenses reasonably and lawfully suffered or incurred by the Vendors by reason of the failure of the Purchaser to observe and fulfil its obligations under this Agreement.
7.3	The Vendors and the Directors shall procure and the Purchaser shall obtain the benefit of release of any Guarantee of the Company’s performance of any contract or arrangement by any party holding entitlement under such Guarantee and if required by the releasing party the Vendors or Directors shall substitute or cause to be substituted guarantees by any person or entity other than the Company or the Purchaser in place of those released.
8.	FURTHER ASSURANCES

Each party shall notwithstanding Completion execute and do or cause to be executed and done all such further acts and things as shall be necessary to fulfil their respective obligations under this Agreement.

9.	RIGHT OF TERMINATION

If it be considered on a reasonable basis that at any time prior to Completion any representation or warranty on the part of the Vendors was or is or shall be materially incorrect the Purchaser may in addition to and without prejudice to any other remedy available to the Purchaser at law or in equity by notice in writing to the Vendors stating that it is given pursuant to this clause terminate this Agreement in which case no party shall be under any further obligation to any other pursuant to this Agreement.

10.	NOTICES

10.1	Any notice demand consent in writing or other communication requiring to be given or made under or pursuant to this Agreement shall be deemed to have been duly given or made when delivered in writing or sent by post facsimile transmission or telex to the party to which such notice demand consent or other communication is required or permitted to be given or made under this Agreement at the following addresses:
the Vendors:	c/- WHK, Level 1,
15A Commercial Road
MURWILLUMBAH NSW 2484

the Directors:	c/- WHK, Level 1,
15A Commercial Road
MURWILLUMBAH NSW 2484

the Purchaser:	c/- Level 1,
15 Short Street,
SOUTHPORT QLD 4215

or at such other addresses as may from time to time be notified by the relevant party to the other or others for the purpose of this clause.

10.2	Any notice demand consent in writing or other communication sent by post shall be deemed to have been served on the second Business Day after the date of posting and if sent by telex shall be deemed to have been given or made on receipt by the sender of the receiver's answer back code after transmission of the substance of the communication and if sent by facsimile transmission shall be deemed to have been given or made upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number PROVIDED ALWAYS that if a notice or other communication is served by hand or is received by telex or facsimile on a day which is not a Business Day or after 5.00pm on any Business Day, such notice or communication shall be deemed to be duly received by the recipient at 9.00am on the next following Business Day.
10.3	In addition and without prejudice to any mode of delivery or service authorised by this clause any notice demand consent in writing or other communication requiring to be given or made to any corporate party under or pursuant to this Agreement shall be deemed to have been duly served when delivered or transmitted in writing to any director or secretary of the party as the case may be.
10.4	Any notice demand consent in writing or other communication requiring to be given or made pursuant to this Agreement shall be sufficient if:

(a)	in the case of the Vendors it shall be under the hand of each of the Vendors or the solicitors for the Vendors;
(b)	in the case of the Directors it shall be under the hand of each of the Directors or the solicitors for the Directors;
(c)	in the case of the Purchaser it shall be under the hand of the authorised representative of the Purchaser or the solicitors for the Purchaser.
11.	LEGAL FEES AND OTHER COSTS
11.1	Purchaser shall bear all legal costs of and incidental to the preparation and execution of this Agreement and of all documents required to be signed pursuant to the provisions of this Agreement.
11.2	Any stamp duties wherever assessed payable on this Agreement or on any documents executed pursuant to these provisions or in respect of any transaction evidenced by or undertaken pursuant to this Agreement shall be borne and paid by the Purchaser and any party paying the same may recover as a debt the amount thereof from the party required by this Agreement to pay the same.
12.	CONFIDENTIALITY

No party to this Agreement shall unless compelled by law so to do make any public statement or disclose information of or concerning any of the matters evidenced by this Agreement without the approval in writing of the other party.

13.	DEFAULT OF PURCHASER

If the Purchaser fails to provide the Consideration at Completion or otherwise fails to comply with any of the terms of this Agreement then the Vendors in addition to any other right which may be conferred upon them pursuant to this Agreement or at law or at equity may:

(a)	terminate the contract, declare the deposit forfeited and sue for damages; or
(b)	affirm the Contract and sue the Purchaser for specific performance of the Contract and damages in addition to or instead of damages for breach.
14.	ENTIRE AGREEMENT

This Agreement constitutes the sole and entire agreement between the parties relating to the sale of the Shares and no representations or terms of any nature not contained in this Agreement shall be of any force unless they are reduced to writing and executed by all parties and are expressed to be in modification of this Agreement.

15.	GOVERNING LAW AND JURISDICTION
15.1	The Laws applicable in Queensland and Australia govern this Agreement.
15.2	The parties hereto submit to the non-exclusive jurisdiction of the Courts and Tribunals of Queensland and Australia and any Courts competent to hear appeals from those courts and/or Tribunals.

EXECUTED as an Agreement.

/s/ Rebecca Marie Anderson

Signature of VENDOR

Date: 1/06/2012

REBECCA MARIE ANDERSON

/s/ Ronnie Burton

WITNESSED

(by a person not party to this Deed)

_________________________

Name of Witness

(Block letters) Ronni Burton

Date: 01-06-2012

/s/ Robert Mark Stapleton

Signature of VENDOR

Date: 1/06/2012

ROBERT MARK STAPLETON

/s/ Ronnie Burton

WITNESSED

(by a person not party to this Deed)

_________________________

Name of Witness

(Block letters) Ronnie Burton

Date: 01-06-2012

/s/ Aija Annelli Habermann

Signature of VENDOR

Date: 01/06/2012

AIJA ANNELLI HABERMANN

/s/ Bianca Ridings

WITNESSED

(by a person not party to this Deed)

Bianca Ridings

Name of Witness

(Block letters)

By NOVAGEN SOLAR INC of 284 West Millbrook Road, Raleigh, North Carolina, United States of America in accordance with its Constitution	) ) /s/ Micheal Nugent ) Micheal Nugent /s/ Michael Norton-Smith
Michael Norton-Smith

REBECCA MARIE ANDERSON

ROBERT MARK STAPLETON

AIJA ANNELLI HABERMANN

Vendors

PETER GORDON ANDERSON

ROBERT MARK STAPLETON

SHANE JOHN HABERMANN

Directors

NOVAGEN SOLAR INC of 284 West Millbrook Road, Raleigh, North Carolina, United States of America

Purchaser

AGREEMENT FOR SALE & PURCHASE OF SHARES

RENEGADE STREETWEAR PTY LTD A.C.N. 150 395 565